EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. REPORTS
PROFITABLE RESULTS FOR THREE MONTHS ENDED JUNE 30, 2006

Manalapan, New Jersey - August 17, 2006 - Stratus Services Group, Inc. (OTC Bulletin Board: SSVG.OB), the SMARTSolutions™ Company (the “Company” or “Stratus”), a leading provider of technology staffing and technology productivity consulting today reported that the Company has returned to profitability and had net earnings attributed to common stockholders at $8,987 for the three months ended June 30, 2006. Revenues for the three months ended June 30, 2006 increased to $1,282,074 from $1,180,222 for the comparative 2005 quarter, an increase of almost 9%. Joseph J. Raymond, CEO commented, “We believe the results of the June ending quarter validates that our new business model is working as planned. In just our first full quarter from “transitioning” our old model, we were able to post net profitability. We have done this with higher margin business and strict cost controls. It still remains imperative that we continue working with our creditors so that the Company has ample time to get healthy once again. Hopefully our creditors will see that, by staying the course, the healthier the Company gets, the better our position to satisfy the debt. However, the Company gives no assurances that favorable solutions can be worked out.”

About Stratus Services Group, Inc.

Stratus provides a broad range of information technology staffing and project consulting through its joint venture with Stratus Technology Services, LLC.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words intend, expect, should, project, anticipate, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

CONTACT:	STRATUS SERVICES GROUP, INC.	VALUE CAPITAL PARTNERS
	Michael A. Maltzman, Executive VP & CFO (732) 866-0300 - Fax (732) 866-6676	Charles Cocuzza or Mike Santini (480) 951-3402